101 JFK Parkway ☐ Short Hills, NJ 07078
news release
Contact:  Domenick Cama
ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. Announces First Quarter Financial Results

Short Hills, N.J. – (PR NEWSWIRE) – April 29, 2010 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Savings Bank (“Bank”), reported net income of $13.3 million for the three months ended March 31, 2010 compared to a net income of $7.1 million for the three months ended March 31, 2009. Basic and diluted earnings per share were $0.12 for the three months ended March 31, 2010 compared to basic earnings per share of $0.07 for the three months ended March 31, 2009.

Commenting on the Company’s first quarter performance, Kevin Cummings, President and Chief Executive Officer, said, “Investors’ net income of $13.3 million reflected a strong quarter marked by continued growth in earning assets and an increase in net interest margin to 3.06%. Investors continues to build its loan portfolio with high quality commercial real estate and residential mortgage loans. This growth was primarily funded by lower cost core deposits.”

Regarding credit quality Mr. Cummings commented, “While the economy shows signs of stabilization we remain cautious due to the high level of unemployment and its potential impact on our loan portfolio. We are encouraged as non-performing loans have remained flat with last quarter at 1.82% of total loans which compares favorably to our peers. Combined with our healthy tangible capital ratio of 9.6%, we believe we are uniquely positioned to take advantage of opportunities in this economic environment.”

“During the quarter we announced the acquisition of $575 million in deposits and 17 branch locations from Millennium bcp Bank, which is expected to close during the quarter ending September 2010. We are excited to continue to expand our branch network into new markets with an acquisition which enhances shareholder value.”

The following represents other performance highlights and significant events that occurred during the three month period ended March 31, 2010:

•	Net interest margin increased 72 basis points to 3.06% compared to prior year quarter and an increase of 25 basis points compared to linked quarter.

•	Deposits increased $172.3 million, or 3.0%, to $6.01 billion at March 31, 2010 from $5.84 billion at December 31, 2009.

•	Core deposits increased $123.3 million, or 4.8%, to $2.67 billion at March 31, 2010 from $2.55 billion at December 31, 2009.

•	Net loans increased $185.0 million, or 2.8%, to $6.80 billion at March 31, 2010 from $6.62 billion at December 31, 2009.

•	Non performing loans as a percentage of total loans were 1.82% at March 31, 2010, compared to 1.81% at December 31, 2009.

•	The allowance for loan losses increased to $62.9 million or 0.92% of total loans at March 31, 2010 from $55.1 million or 0.83% at December 31, 2009.

•	During the three months ended March 31, 2010 the Company charged-off $5.2 million in loans.

•	The efficiency ratio improved to 46.2% for the quarter ended March 31, 2010 compared to 54.86% for quarter ended March 31, 2009

•	The Company maintains a strong tangible capital ratio of 9.6%, and is considered well capitalized under regulatory guidelines.

•
On March 30, 2010 the Company announced it will acquire approximately $575 million of deposits and seventeen (17) branch offices in New Jersey, New York and Massachusetts of Millennium bcp Bank for a deposit premium of 0.11%.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $10.3 million, or 11.1%, to $103.1 million for the three months ended March 31, 2010 from $92.7 million for the three months ended March 31, 2009. This increase is attributed to the average balance of interest-earning assets increasing $1.05 billion, or 14.9%, to $8.10 billion for the three months ended March 31, 2010 from $7.05 billion for the three months ended March 31, 2009.   This was partially offset by a 17 basis point decrease in the weighted average yield on interest-earning assets to 5.09% for the three months ended March 31, 2010 compared to 5.26% for the three months ended March 31, 2009.

Interest income on loans increased by $14.3 million, or 18.6%, to $91.0 million for the three months ended March 31, 2010 from $76.7 million for the three months ended March 31, 2009, reflecting a $1.08 billion, or 19.2%, increase in the average balance of net loans to $6.72 billion for the three months ended March 31, 2010 from $5.63 billion for the three months ended March 31, 2009.  The increase is primarily attributed to an increase of $533.7 million and $378.9 million in the average balance of commercial real estate loans and multi-family loans, respectively, which is consistent with our strategic plan to diversify the loan portfolio. This was partially offset by a 3 basis point decrease in the average yield on loans to 5.42% for the three months ended March 31, 2010 from 5.45% for the three months ended March 31, 2009.

Interest income on all other interest-earning assets, excluding loans, decreased by $4.0 million, or 24.9%, to $12.0 million for the three months ended March 31, 2010 from $16.0 million for the three months ended March 31, 2009. This decrease reflected a 105 basis point decrease in the average yield on all other interest-earning assets, excluding loans, to 3.47% for the three months ended March 31, 2010 from 4.52% for the three months ended March 31, 2009. The decrease in yield is primarily attributed to the repricing of our adjustable rate securities and the purchase of additional securities at lower yields.

Interest Expense

Total interest expense decreased by $10.5 million, or 20.3%, to $41.1 million for the three months ended March 31, 2010 from $51.6 million for the three months ended March 31, 2009.  This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 99 basis points to 2.22% for the three months ended March 31, 2010 compared to 3.21% for the three months ended March 31, 2009.  This was partially offset by the average balance of total interest-bearing liabilities increasing by $975.9 million, or 15.2%, to $7.40 billion for the three months ended March 31, 2010 from $6.42 billion for the three months ended March 31, 2009.

Interest expense on interest-bearing deposits decreased $10.1 million, or 29.9% to $23.8 million for the three months ended March 31, 2010 from $33.9 million for the three months ended March 31, 2009.  This decrease is attributed to a 127 basis point decrease in the average cost of interest-bearing deposits to 1.69% for the three months ended March 31, 2010 from 2.96% for the three months ended March 31, 2009 as we were able to reduce the rates paid on deposits. This was partially offset by the average balance of total interest-bearing deposits increasing $1.03 billion, or 22.5% to $5.62 billion for the three months ended March 31, 2010 from $4.59 billion for the three months ended March 31, 2009. Core deposits growth represented 72.5%, or $747.4 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $313,000, or 1.8%, to $17.4 million for the three months ended March 31, 2010 from $17.7 million for the three months ended March 31, 2009. This decrease is attributed to the average balance of borrowed funds decreasing by $55.7 million or 3.0%, to $1.78 billion for the three months ended March 31, 2010 from $1.84 billion for the three months ended March 31, 2009. This was partially offset by the average cost of borrowed funds increasing 5 basis points to 3.90% for the three months ended March 31, 2010 from 3.85% for the three months ended March 31, 2009 as we extended some of our borrowings.

Net Interest Income

Net interest income increased by $20.8 million, or 50.5%, to $61.9 million for the three months ended March 31, 2010 from $41.2 million for the three months ended March 31, 2009.  The increase was caused primarily by a 99 basis point decrease in our cost of interest-bearing liabilities to 2.22% for the three months ended March 31, 2010 from 3.21% for the three months ended March 31, 2009. This was partially offset by a 17 basis point decrease in our yield on interest-earning assets to 5.09% for the three months ended March 31, 2010 from 5.26% for the three months ended March 31, 2009. Short term interest rates remaining at historically low levels resulted in many of our deposits repricing downward. This had a positive impact on our net interest margin which improved by 72 basis points from 2.34% for the three months ended March 31, 2009 to 3.06% for the three months ended March 31, 2010.

Provision for Loan Losses

Our provision for loan losses was $13.1 million for the three month period ended March 31, 2010 compared to $8.0 million for the three month period ended March 31, 2009. For the three months ended March 31, 2010, net charge-offs totaled $5.2 million compared to net charge-offs of eight thousand dollars for the three months ended March 31, 2009. The increase in our provision is due to continued growth in the loan portfolio; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an increase in loan delinquency and non-performing loans; and the adverse economic conditions in our lending area.

The comparative table below details non-performing loans and allowance for loan loss coverage ratios over the last four quarters.

	March 31,		December 31,		September 30,		June 30,
	2010		2009		2009		2009
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)

Residential and consumer	199	$57.1	185	$51.2	164	$41.0	112	$30.0
Multi-family	2	2.5	4	0.6	4	0.6	4	20.1
Commercial	9	3.5	10	3.4	9	3.4	8	2.8
Construction	22	61.6	22	65.0	22	70.5	19	68.8
Total Non-Performing Loans	232	$124.7	221	$120.2	199	$115.5	143	$121.7

Non-performing loans to total loans		1.82%		1.81%		1.82%		1.97%
Allowance for loan loss as a percent of non-performing loans		50.47%		45.80%		46.35%		38.30%
Allowance for loan losses as a percent of total loans		0.92%		0.83%		0.84%		0.76%

The allowance for loan losses increased by $7.9 million to $62.9 million at March 31, 2010 from $55.1 million at December 31, 2009.  Total non-performing loans, defined as non-accruing loans, were $124.7 million at March 31, 2010 compared to $120.2 million at December 31, 2009. Future increases in the allowance for loan losses may be necessary based on growth of the loan portfolio, change in composition of the loan portfolio, and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest  Income

Total non-interest income was $3.9 million for the three months ended March 31, 2010 compared to $3.4 million for the three months ended March 31, 2009.  The increase is primarily attributed to a $684,000 increase in fees and service charges to $1.6 million and a $265,000 increase in the cash surrender value of bank owned life insurance to $521,000 for the three months ended March 31, 2010. This was partially offset by a $416,000 decrease on gain on loan sales to $1.7 million for the three months ended March 31, 2010, attributed to less refinancing activity during the current quarter compared to the prior year quarter, resulting in fewer sales to the secondary market.

Non-Interest Expenses

Total non-interest expenses increased by $6.0 million, or 24.4%, to $30.4 million for the three months ended March 31, 2010 from $24.5 million for the three months ended March 31, 2009. Compensation and fringe benefits increased $1.5 million as a result of staff additions in our retail banking areas due to the acquisition of American Bancorp of New Jersey in May 2009 and the Banco Popular branch acquisition in October 2009, staff additions in our mortgage company and commercial real estate lending department, as well as normal merit increases.  The FDIC insurance premiums increased $1.4 million as a result of an increase in our deposits and an increase in the FDIC premium rate.  Occupancy expense increased $1.4 million as a result of the costs associated with expanding our branch network.

Income Taxes

Income tax expense was $9.1 million for the three months ended March 31, 2010, representing a 40.55% effective tax rate. For the three months ended March 31, 2009, there was an income tax expense of $5.0 million representing a 41.6% effective tax rate.

Balance Sheet Summary

Total assets increased by $390.9 million, or 4.7%, to $8.75 billion at March 31, 2010 from $8.36 billion at December 31, 2009.  This increase was largely the result of a $210.9 million increase in our cash and cash equivalents at March 31, 2010 and a $180.5 million increase in net loans, including loans held for sale.

Net loans, including loans held for sale, increased by $180.5 million, or 2.7%, to $6.82 billion at March 31, 2010 from $6.64 billion at December 31, 2009.  This increase in loans reflects our continued focus on loan originations and purchases, which was partially offset by paydowns and payoffs of loans. The loans we originate and purchase are on properties in New Jersey and states in close proximity to New Jersey. We do not originate or purchase, and our loan portfolio does not include, any sub-prime loans or option ARMs.

We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the three month period ended March 31, 2010 we originated $144.9 million in residential mortgage loans. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three month period ended March 31, 2010, we purchased loans totaling $231.1 million from these entities. We also purchase, on a “bulk purchase” basis, pools of mortgage loans that meet our underwriting criteria from several well-established financial institutions in the secondary market. During the three month period ended March 31, 2010, we purchased $14.8 million of residential mortgage loans on a “bulk purchase” basis.

Additionally, for the three month period ended March 31, 2010, we originated $40.4 million in multi-family loans, $86.9 million in commercial real estate loans, $27.0 million in construction loans, $14.5 in consumer and other loans, and $2.0 million in commercial and industrial loans. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family and commercial real estate loans.

Securities, in the aggregate, decreased by $7.6 million, or 0.6%, to $1.18 billion at March 31, 2010, from $1.19 billion at December 31, 2009 as pay downs were partially offset by the purchase of $98.9 million of agency issued mortgage backed securities during the three months ended March 31, 2010.

The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $7.9 million from $66.2 million at December 31, 2009 to $74.1 million at March 31, 2010 as a result of an increase in our level of borrowings at March 31, 2010. Other assets decreased $3.6 million as prepaid FDIC insurance decreased in relation to our FDIC insurance expense.

Deposits increased by $172.3 million, or 3.0%, to $6.01 billion at March 31, 2010 from $5.84 billion at December 31, 2009. Core deposits increased by $123.3 million, or 4.8% and certificate of deposits increased $49.0 million, or 1.5%. Our deposit gathering efforts continue to be successful in our markets.

Borrowed funds increased $175.0 million, or 10.9%, to $1.78 billion at March 31, 2010 from $1.60 billion at December 31, 2009.

Stockholders’ equity increased $18.0 million to $868.2 million at March 31, 2010 from $850.2 million at December 31, 2009. The increase is primarily attributed to the $13.3 million net income for the period.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and sixty five branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren Counties, New Jersey.

Earnings Conference Call April 30, 2010 at 11:00 a.m. (ET)

The Company, as previously announced, indicated that it will host an earnings conference call Friday morning, April 30, 2010 at 11:00 a.m. (ET). The toll-free dial-in number is (800) 860-2442. A telephone replay will be available on April 30, 2010 from 1:00 p.m. (ET) through July 31, 2010, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 437004. The conference call will also be simultaneously webcast on the Company's website www.isbnj.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
March 31, 2010 (unaudited) and December 31, 2009

	March 31,	December 31,
	2010	2009
	(In thousands)
Assets
Cash and cash equivalents	$284,540	73,606
Securities available-for-sale, at estimated fair value	522,346	471,243
Securities held-to-maturity, net (estimated fair value of $696,512 and $753,405 at March 31, 2010 and December 31, 2009, respectively)	658,706	717,441
Loans receivable, net	6,800,429	6,615,459
Loans held-for-sale	22,616	27,043
Stock in the Federal Home Loan Bank	74,077	66,202
Accrued interest receivable	37,594	36,942
Office properties and equipment, net	50,746	49,384
Net deferred tax asset	117,736	117,143
Bank owned life insurance	115,063	114,542
Intangible assets	31,400	31,668
Other assets	33,512	37,143
Total assets	$8,748,765	8,357,816
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$6,012,964	5,840,643
Borrowed funds	1,775,535	1,600,542
Advance payments by borrowers for taxes and insurance	33,494	29,675
Other liabilities	58,543	36,743
Total liabilities	7,880,536	7,507,603
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 118,020,280 issued; 114,893,587 and 114,448,888 outstanding at March 31, 2010 and December 31, 2009, respectively	532	532
Additional paid-in capital	526,275	530,133
Retained earnings	434,560	422,211
Treasury stock, at cost; 3,126,693 and 3,571,392 shares at March 31, 2010 and December 31, 2009	(38,183)	(44,810)
Unallocated common stock held by the employee stock ownership plan	(35,096)	(35,451)
Accumulated other comprehensive loss	(19,859)	(22,402)
Total stockholders' equity	868,229	850,213
Total liabilities and stockholders' equity	$8,748,765	8,357,816

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months
	Ended March 31,
	2010	2009
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$91,028	76,723
Securities:
Government-sponsored enterprise obligations	198	304
Mortgage-backed securities	10,046	11,946
Equity securities available-for-sale	—	1
Municipal bonds and other debt	795	2,986
Interest-bearing deposits	73	119
Federal Home Loan Bank stock	928	670
Total interest and dividend income	103,068	92,749
Interest expense:
Deposits	23,760	33,900
Secured borrowings	17,378	17,691
Total interest expense	41,138	51,591
Net interest income	61,930	41,158
Provision for loan losses	13,050	8,000
Net interest income after provision for loan losses	48,880	33,158
Non-interest income
Fees and service charges	1,590	906
Income on bank owned life insurance	521	256
Gain on sales of mortgage loans, net	1,747	2,163
(Loss) gain on securities transactions	(48)	2
Other income	123	90
Total non-interest income	3,933	3,417
Non-interest expense
Compensation and fringe benefits	17,136	15,670
Advertising and promotional expense	872	640
Office occupancy and equipment expense	4,356	2,998
Federal insurance premiums	3,225	1,800
Stationery, printing, supplies and telephone	635	488
Professional fees	1,082	599
Data processing service fees	1,431	1,113
Other operating expenses	1,689	1,147
Total non-interest expenses	30,426	24,455
Income before income tax expense	22,387	12,120
Income tax expense	9,077	5,042
Net income	$13,310	7,078
Basic and diluted (loss) earnings per share	$0.12	0.07
Weighted average shares outstanding
Basic	110,146,888	104,192,971
Diluted	110,201,851	104,228,891

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	March 31, 2010				March 31, 2009
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$159,194		$73	0.18%	$205,083		$119	0.23%
Securities available-for-sale	464,673		3,203	2.76%	179,298		2,083	4.65%
Securities held-to-maturity	690,495		7,836	4.54%	960,946		13,154	5.48%
Net loans	6,715,435		91,028	5.42%	5,631,836		76,723	5.45%
Stock in FHLB	74,254		928	5.00%	73,062		670	3.67%
Total interest-earning assets	8,104,051		103,068	5.09%	7,050,225		92,749	5.26%
Non-interest earning assets	386,967				258,737
Total assets	$8,491,018				$7,308,962

Interest-bearing Liabilities:
Savings	$876,737		$3,429	1.56%	$555,319		$3,242	2.34%
Interest-bearing checking	729,200		1,672	0.92%	711,075		4,082	2.30%
Money market accounts	702,781		1,962	1.12%	294,927		1,558	2.11%
Certificates of deposit	3,309,288		16,697	2.02%	3,025,100		25,018	3.31%
Borrowed funds	1,781,260		17,378	3.90%	1,836,931		17,691	3.85%
Total interest-bearing liabilities	7,399,266		41,138	2.22%	6,423,352		51,591	3.21%
Non-interest bearing liabilities	237,332				134,248
Total liabilities	7,636,598				6,557,600

Stockholders' equity	854,420				751,362
Total liabilities and stockholders' equity	$8,491,018				$7,308,962

Net interest income			$61,930				$41,158

Net interest rate spread				2.87%				2.05%

Net interest earning assets	$704,785				$626,873

Net interest margin				3.06%				2.34%

Ratio of interest-earning assets to total interest- bearing liabilities	1.10	X			1.10	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

For the Three Months Ended
March 31,
2010	2009

Return on average assets	0.63%	0.39%
Return on average equity	6.23%	3.77%
Interest rate spread	2.87%	2.05%
Net interest margin	3.06%	2.34%
Efficiency ratio	46.20%	54.86%
Non-interest expense to average total assets	1.43%	1.34%
Average interest-earning assets to average interest-bearing liabilities	1.10	x	1.10	x

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	At March 31,	At December 31,
	2010	2009

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.43%	1.44%
Non-performing loans as a percent of total loans	1.82%	1.81%
Allowance for loan losses as a percent of non-performing loans	50.47%	45.80%
Allowance for loan losses as a percent of total loans	0.92%	0.83%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	15.82%	15.78%
Tier 1 risk-based capital (to risk weighted assets) (1)	14.62%	14.70%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	9.08%	9.03%
Equity to total assets (period end)	9.92%	10.17%
Average equity to average assets	10.06%	9.99%
Tangible capital (to tangible assets)	9.60%	9.83%
Book value per common share	$7.79	$7.67

Other Data:
Number of full service offices	65	65
Full time equivalent employees	725	704

(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.